UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event) reported :   December 7, 2007

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

One Sugar Creek Center Blvd., #125
Sugar Land, Texas 77478
(Address of principal executive offices, including zip code)

voice: (713) 353-9400	fax: (713) 353-9421

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Election of Directors

On December 7, 2007, our board of directors appointed Charles H. Andrews as a new director.  We now have six directors, four of whom are independent directors and two of whom are executive directors.

Charles H. Andrews, age 76, is a Geoscientist with over forty years experience in the oil and gas exploration and geophysical services industries.

From 1987 through the present, Mr. Andrews has been the CEO of Andrews Geoscience, Inc., doing acquisition and processing quality control and interpretation, where he became experienced in 3-D seismic acquisition design and processing.  Mr. Andrews is the principal owner of Andrews Geoscience, Inc.

From 1997 through 2002, he joined Seismic Ventures, Inc. as Chief Geophysicist.  As Chief Geophysicist and later Geophysical Advisor/Corporate Development, he evaluated seismic processing programs, performed design for seismic acquisition surveys, and evaluated business opportunities involving data purchases, vendor outsourcing, and use of 4D (Time lapse) seismic data.

From 2002 through the present, Mr. Andrews has been with Seismic Wavelet Imaging, Inc. where he is currently a V.P.   Seismic Wavelet Imaging, Inc. provides seismic processing to enhance the resolution of seismic data.

From 2007 though the present, he has been with Precision Wells, Inc. where he is V.P. of Geophysics.

Mr. Andrews is a present or past member of international oil industry societies SEG, IAGC, AIPG, AAPG, SIPES and has been registered as a Geophysicist in the State of California. He is a past Secretary of the International Association of Geophysical Contractors, Chairman of the Continuing Education Committee of the Society of Exploration Geophysicists, Chairman of the Data Processing Committee of the Geophysical Society of Houston. He is a past Vice-President and President of the Geophysical Society of Houston, and past Treasurer of the Houston Division of the National Society of Independent Professional Earth Scientists.

Mr. Andrews (Lt. Cmdr. USNR, Ret.) served on Guam, M.I. and in the Office of Naval Petroleum Reserves, Washington D.C. during the Korean War.

Mr. Andrews will receive our customary director compensation of $32,000 per year, a portion of which will be paid in cash and a portion paid in Hyperdynamics common stock.  He has not been appointed to any committees at this time.  If he is appointed to committees he may receive additional compensation in cash, stock and/or stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date: December 11, 2007	(signed)
By: /s/ Harry James Briers
Harry James Briers, Executive Vice President